Exhibit 99.1

Contacts:	Aspen Technology, Inc.	North America
	David Grip	Michael Parker
	AspenTech	Lois Paul & Partners (for AspenTech)
	+1 781-221-5273	+1 781-782-5714
	david.grip@aspentech.com	aspentech@lpp.com

AspenTech Appoints Simon Orebi Gann to Board of Directors

 Veteran Executive of Leading Global Energy Company

 To Enhance Industry Focus of AspenTech

BURLINGTON, Mass. — February 16, 2011 — Aspen Technology, Inc. (NASDAQ: AZPN), a leading provider of software and services to the process industries, announced that Simon Orebi Gann, D.Phil, has been appointed to the company’s board of directors.

•                  Dr. Orebi Gann has more than 30 years of executive management experience in Information Technology, including several years as Executive Committee member and CIO of BP Integrated Supply and Trading.

•                  He was also Managing Director of Technology and Business Strategy at the London International Financial Futures and Options Exchange (LIFFE), where he was responsible for the creation and implementation of LIFFE CONNECT, the world leading automated trading platform.

•                  Previously, Dr. Orebi Gann held senior IT executive positions at Marks & Spencer, where he developed and implemented Consumer Products supply chain systems, established a data centre, and installed the first voice and data communication systems.

•                  He has also served on two British government advisory committees, recommending priorities for funding of IT research.

•                  Dr. Orebi Gann currently serves on the board of Next Generation Data ltd., the builder and operator of the U.K.’s largest data center.  He has also served on the board of Mapinfo, a leading provider of Location Intelligence solutions.

•                  Dr. Orebi Gann holds a BA in Physics, MA (Oxon) and a D.Phil in Physics from Oxford University.

Supporting Quotes:

Simon Orebi Gann

“I am pleased to join the Board of AspenTech, one of the few companies with the vision and leadership to make a step change in performance of the process industries using modern computerized methods.  I look forward to being a part of expanded industry leadership as AspenTech continues to develop additional transforming features for its customers, and grows in the years ahead.”

Mark Fusco, President & CEO, Aspen Technology, Inc.

“We are very pleased to add Simon Orebi Gann to our Board of Directors.  Dr. Orebi Gann’s experience in our largest industry segment and his proven track record in leveraging information management to transform operational efficiencies on the customer side in various industries will be a valuable resource to AspenTech as we continue to execute on our growth and innovation strategy.”

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process.  With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations.  As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient.  To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

###

© 2011 Aspen Technology, Inc. AspenTech, aspenONE, the 7 Best Practices of Engineering Excellence, OPTIMIZE, and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.